Exhibit 99.1

MATADOR RESOURCES COMPANY ANNOUNCES
NEW DATE FOR ANALYST DAY AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, January 6, 2015 - Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Eagle Ford operations in South Texas and its Permian Basin operations in Southeast New Mexico and West Texas, today announced the details for participating in the Company’s Analyst Day now scheduled to be held on Thursday, February 5, 2015 at 9:30 a.m. Central Time in the LBJ Room at the Hilton Dallas Lincoln Centre in Dallas, Texas.

Management plans to provide its full 2015 operational plan, capital budget and forecasts, plus an update on its ongoing operations and continued improvements in drilling, completion and production techniques in each of its focus areas. The presentation will conclude with a question and answer session for those in attendance. Individuals who are unable to attend in person can participate in the live conference call or via virtual webcast. Following the presentation, lunch will be provided for those attending in person.

Matador has elected to reschedule its Analyst Day to February 5, as opposed to the previously announced January 15, to allow the Company to report its full-year 2014 oil and natural gas production results and reserves at that time, as well as to provide an update of its early 2015 operating activities. In addition, rescheduling its Analyst Day to February 5 will allow Matador to further evaluate the impact of continued lower oil and natural gas prices on its planned activity levels for 2015, and, as a result, to provide more definitive 2015 guidance to the market and its investors.

To access the conference call in a listen-only mode, domestic participants should dial (877) 415-3183 and international participants should dial (857) 244-7326. The participant passcode is 69170480. To access the virtual webcast, participants should use the following link http://edge.media-server.com/m/p/i23tb2xz. All details can be accessed through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.

A replay of the Analyst Day conference call will be made available through Friday, February 27, 2015 via webcast. A link to the replay webcast will be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.

A copy of the Company’s Analyst Day presentation will be available prior to the event through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.

The Company has limited space to attend this event in Dallas and reservations will be required. All inquiries to attend in person should be directed to Mac Schmitz at mschmitz@matadorresources.com.

Operational Update

As noted in its December 8, 2014 press release, Matador achieved strong growth in both oil and natural gas production during the fourth quarter of 2014. As anticipated, the Company’s oil, natural gas and total oil equivalent production were all at record quarterly levels in the fourth quarter of 2014. Matador will release its full-year 2014 oil and natural gas production and year-end 2014 oil and natural gas reserves at its February 5 Analyst Day, all of which will be the best results reported in the Company’s history and in-line with the expectations that Matador outlined on December 8.

At January 6, 2015, Matador is operating five drilling rigs - two in the Eagle Ford shale in South Texas and three in the Permian Basin in Southeast New Mexico and West Texas - but currently intends to scale back its drilling program over the next few months to three rigs focused in the Permian Basin. The reasons that Matador has decided to reduce its Eagle Ford drilling program significantly in 2015 are due to lower oil and natural gas prices and the fact that almost all of the Company’s acreage in the Eagle Ford shale is now held by production. As a result of the Company’s strong execution in the Eagle Ford over the past three years, this asset has become an “oil bank” that Matador can return to and develop further at a future time when commodity prices are more favorable. The Company currently plans a total 2015 capital spending program in the range of $325 to $375 million, as it seeks to maintain its spending and balance sheet discipline in the current commodity price environment.

As mentioned earlier, Matador currently plans to operate three drilling rigs in the Permian Basin throughout most of 2015. The Company has recently taken delivery of the first of three state-of-the-art, new-build rigs in the Permian Basin specifically configured for simultaneous operations at Matador’s specification. These new rigs have full walking capabilities and high pressure circulating systems and are designed so that drilling operations can be conducted in the Wolfcamp formation while completion operations are performed in the Bone Spring or other intervals and vice versa - i.e., simultaneous drilling and completion operations. Matador expects these rigs will result in additional operational efficiencies and will reduce the costs associated with its Permian drilling program in 2015. Matador is taking delivery of the second of these new-build drilling rigs in a few days, with the third rig scheduled to be delivered around July 1, 2015. Matador expects to release the three additional drilling rigs currently under contract in its Eagle Ford and Permian programs as those contracts expire during the first half of 2015. Matador had previously considered moving to four rigs in the Permian Basin upon the delivery of the July 1 new-build rig, but now anticipates it will maintain an effective three-rig program in the Permian Basin throughout most of 2015.

At January 6, 2015, Matador is operating three drilling rigs in the Permian Basin - one in each of the Company’s primary prospect areas - the Wolf Prospect in Loving County, Texas, the Ranger Prospect in Lea County, New Mexico and the Rustler Breaks Prospect in Eddy County, New Mexico. Matador has recently completed the Norton Schaub 84-TTT-B33-WF #2010H well on its Wolf Prospect. This well was the Company’s first test of a deeper target in the Wolfcamp “A” formation in the Wolf area, below both the “X-sand” and “Y-sand” intervals, and was intended to determine the productivity of yet another Wolfcamp “A” target in the Wolf Prospect area. Matador is pleased with the early performance of this well and plans to release the results of this test at its February 5 Analyst Day. Matador is scheduled to begin completion operations on the first two wells drilled on its Barnett lease in the northern portion of its Wolf Prospect in about two weeks. The first of these two Barnett wells was drilled in the “X-sand” interval (where all other Wolfcamp “A” wells have been completed thus far, other than the second Norton Schaub well mentioned above), and the second well was drilled to a slightly deeper “Y-sand” interval of the Wolfcamp “A” formation at 80-acre spacing. These wells will determine not only the productivity of the “Y-sand” target, but also the viability of completing these two intervals in a “W-type” pattern at 80-acre spacing across Matador’s Wolf acreage. The Company has also finished drilling the first well on its Guitar lease, a Wolfcamp “A” test in the southeastern portion of its Rustler Breaks acreage. This well should also be completed soon and is the Company’s first test of the Wolfcamp “A” formation in this area.

In Northwest Louisiana, Chesapeake placed five of eight gross (1.9 net) anticipated new Haynesville shale wells on production in the Company’s Elm Grove properties prior to year-end, with the next three wells expected to be placed on production by mid-January. Once on production, these wells should increase Matador’s natural gas production rate from approximately 65 million cubic feet of natural gas per day at January 6, 2015 to between 70 and 75 million cubic feet of natural gas per day. Matador continues to be very pleased with the early performance of the 14 gross (3.2 net) Haynesville wells previously completed and placed on production in 2014 by Chesapeake. Matador’s natural gas production rate has more than doubled over the past year from an average daily production of 27.4 million cubic feet per day in the first quarter of 2014 to its current rate of approximately 65 million cubic feet per day.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas.

For more information, visit Matador Resources Company at www.matadorresources.com.

Contact Information

Mac Schmitz
Investor Relations
(972) 371-5225
mschmitz@matadorresources.com